April 30, 2013

First Busey Announces 2013 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Net income for the first quarter of 2013 was $6.4 million and net income available to common shareholders was $5.5 million, or $0.06 per fully-diluted common share. Net income was $1.5 million higher than the fourth quarter of 2012 and reflected the highest quarterly results since the first quarter of 2012 when the Company reported net income of $7.6 million and net income available to common shareholders of $6.7 million, or $0.08 per fully-diluted common share. Year-over-year results were primarily impacted by a $2.1 million gain on the Company’s private equity funds in 2012, compared to nominal gains in the 2013 period.

Total revenue of $41.1 million, excluding private equity gains, for the first quarter of 2013 was relatively stable compared to the first quarter of 2012. The prior year results also benefited from an additional day in the month of February.  The current quarter’s loan loss provision reflected the lowest quarterly amount recorded in over four years as our local markets strengthened and credit quality continued to improve. Non-interest expense increased from the prior-year period primarily due to a rise in salaries and employee benefit expense which represents our investment in additional talent to drive future business expansion.  Recent actions have been undertaken to selectively offset planned expense growth with prudent reductions in other areas.  These actions are expected to have a positive effect on future earnings while maintaining our priority for exceptional customer service, as disclosed in the prior period earnings release and discussed in subsequent sections of this report.

The commitment to build quality asset growth, based on a careful balance of risk and return, was illustrated by the increase in commercial loan balances alongside positive trends in asset quality metrics. As of March 31, 2013, gross commercial loan balances have grown by $68.7 million from the same period in 2012 to $1.51 billion, with four consecutive quarters of growth. Asset quality metrics were simultaneously favorable, as quarterly net charge-offs, non-performing loans and non-performing assets at March 31, 2013 were the lowest quarter-end figures in recent years, demonstrating continued balance sheet strength. To further illustrate quality growth, total loans net of non-performing loans were $2.04 billion as of March 31, 2013, an increase from $1.97 billion as of March 31, 2012.

Our non-interest-bearing deposits of $547.2 million at March 31, 2013 increased from $522.4 million at March 31, 2012. Furthermore, our core deposits of $3.0 billion at March 31, 2013 increased from $2.7 billion at March 31, 2012. Non-interest-bearing deposit growth has a positive influence on funding costs, while increasing core deposits provides a stable platform for continued asset growth.

Capital Strength:  At the end of the first quarter of 2013, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance. Additionally, First Busey Corporation’s Tangible Common Equity (TCE) increased to $313.3 million at March 31, 2013 from $308.0 million at December 31, 2012, and $310.4 million at March 31, 2012. TCE represented 8.65% of tangible assets at March 31, 2013 compared to 8.58% at December 31, 2012 and 8.85% at March 31, 20121.

During 2012, we maintained a stable quarterly dividend of $0.04 per common share, providing an average annual yield of over 3%. In addition, we responded to tax uncertainty at the end of 2012 on behalf of our shareholders by accelerating payment of our first quarter 2013 dividend to December 2012 and paying an additional $0.04 per share for a combined payment of $0.08 per share.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period.  Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.

On April 26, 2013, we paid a cash dividend of $0.04 per common share to shareholders of record as of April 19, 2013.  The Company has consistently paid dividends to its common shareholders every quarter since its stock began trading on the NASDAQ exchange in 1998.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators. At March 31, 2013, various asset quality measures were at their lowest quarter-end levels in recent years.  We continue to expect gradual improvement in our overall asset quality during 2013; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter. The key metrics are as follows:

•	Non-performing loans decreased to $23.2 million at March 31, 2013 from $25.4 million at December 31, 2012 and $34.1 million at March 31, 2012.

o	Illinois/Indiana non-performing loans decreased to $16.5 million at March 31, 2013 from $17.8 million at December 31, 2012 and $25.6 million at March 31, 2012.
o	Florida non-performing loans decreased to $6.7 million at March 31, 2013 from $7.6 million at December 31, 2012 and $8.5 million at March 31, 2012.

•
Loans 30-89 days past due remained at a low level to the overall loan portfolio at $7.1 million on March 31, 2013. While this represented an increase from $2.3 million at December 31, 2012, it is a decrease from $15.9 million at March 31, 2012.  We are actively pursuing collection on these loans.

•	Other non-performing assets, primarily consisting of other real estate owned, decreased to $2.6 million at March 31, 2013 from $3.5 million at December 31, 2012 and $8.7 million at March 31, 2012.
•	The ratio of non-performing assets to total loans plus other non-performing assets at March 31, 2013 decreased to 1.25% from 1.39% at December 31, 2012 and 2.13 % at March 31, 2012.
•	The allowance for loan losses to non-performing loans ratio increased to 205.87% at March 31, 2013 from 189.32% at December 31, 2012 and 157.75% at March 31, 2012.
•	The allowance for loan losses to total loans ratio remained unchanged at 2.32% in the first quarter compared to the prior quarter, but decreased from 2.68% in March 31, 2012.
•
Net charge-offs of $2.2 million recorded in the first quarter of 2013 were significantly lower than the $4.7 million recorded in the fourth quarter of 2012 and the $9.7 million recorded in the first quarter of 2012.  This trend further emphasizes the improvements in overall asset quality.

•
Provision expense of $2.0 million recorded in the first quarter of 2013 was a reduction from the fourth quarter of 2012 expense of $3.5 million, and from the $5.0 million recorded in the first quarter of 2012, reflecting the lower level of risk in the portfolio.

Operating Performance:  We continue to prioritize strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth. Our business outreach across our footprint has increased substantially, and we are encouraged by the volumes building in our loan pipeline.

Total revenue (net of interest expense and security gains) for the first three months of 2013 was $41.2 million as compared to $43.6 million for the same period of 2012.  There were no security gains or losses to report for either period. Net of private equity fund income, revenue for the first three months of 2013 was $41.1 million as compared to $41.5 million for the same period of 2012.

Reduction in interest expense helped partially offset declines in net interest income arising from continued margin pressure. Total non-interest income (net of security gains) represented 40.4% of total revenue for the quarter ending March 31, 2013 and 41.0% for the same period of 2012, inclusive of private equity gains.  Revenues from trust, brokerage and commissions, and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 47.1% of non-interest income, providing a balance to traditional banking activities in a slow growth economy. Furthermore, we believe the addition of Trevett Capital Partners to our family of financial services will broaden our business base and enhance ongoing development of revenue sources.

Busey Wealth Management’s net income of $0.8 million for the first quarter of 2013 rose slightly from $0.7 million for the fourth quarter of 2012, but was down from the $0.9 million earned in the first quarter of 2012.  Our wealth teams drove growth in new assets under management during the first quarter of 2013 suggesting future income will be positively impacted.  FirsTech’s net income of $0.3 million for the first quarter of 2013 was slightly higher than the fourth quarter of 2012 and was generally consistent with the amount earned in the first quarter of 2012.

Other specific areas of operating performance are detailed as follows:

•
Net interest income decreased to $24.6 million in the first quarter of 2013 from $25.6 million in the fourth quarter of 2012 and from $25.7 million for the first quarter of 2012.  Overall net interest income declines were driven by decreases in yields and were further influenced by comparatively fewer days falling within the first quarter of 2013 relative to the fourth quarter of 2012 and the first quarter of 2012.  Additional liquidity generated by our growing deposit base has primarily been deployed into both our loan and investment portfolios over the past year.

•
Net interest margin fell to 3.10% for the first quarter of 2013 as compared to 3.20% for the fourth quarter of 2012 and 3.31% for the first quarter of 2012.  The Company continued to experience downward pressure on its yield on interest-earning assets resulting from a protracted period of historically low rates and heightened competition for assets, which has been experienced throughout the banking industry.

•
Residential mortgage loans posted another strong quarter of gains from sales totaling $3.5 million in the first quarter of 2013 compared to $3.6 million in the fourth quarter of 2012 and $2.4 million in the first quarter of 2012. These fee revenues provide a good balance to our revenue stream and represent a valued service to our clients and communities to refinance and purchase homes.

•
Other non-interest income decreased to $1.1 million for the first quarter of 2013 from $1.6 million for the fourth quarter of 2012 and $3.4 million for the first quarter of 2012.  The large decrease on a linked quarter and year-over-year basis was due to the income fluctuation in the Company’s private equity funds.  We have successfully invested in various private equity funds for more than ten years.

•
Salaries and wages and employee benefits decreased to $16.7 million in the first quarter of 2013 as compared to $17.0 million in the fourth quarter of 2012 but increased from $15.0 million in the first quarter of 2012. During 2012, we engaged in the strategic investment in talent to build out targeted areas of our business to support growth initiatives. We also committed to a careful examination of all areas of the company seeking sensible opportunities to reduce cost and enhance efficiency.  That evaluation resulted in personnel reductions and other cost containment efforts in recent months which are expected to maintain or slightly reduce staffing costs from the current period on a forward looking basis.  As disclosed in the proxy statement for the annual meeting of stockholders to be held on May 22, 2013, our senior management also proposed a reduction in the compensation of our named executive officers to the appropriate oversight committee of the board of directors. The reduction was approved and became effective in April of 2013. Senior management sought to emphasize their individual commitment to the discipline required to support efficiency initiatives and the future long-term success of the Company.

•
Data processing expense decreased slightly to $2.6 million in the first quarter of 2013 from $2.7 million in the fourth quarter of 2012, but increased from $2.2 million in the first quarter of 2012. As discussed in the prior period release, we incurred various costs to implement our new core system in mid-September of 2012. The decline in data processing expense from the fourth quarter was anticipated due to the finalization of conversion related expenses.  Data processing expenses are higher than first quarter 2012 as we invest to support the developing product needs of our customers including online banking and mobile capabilities, while continually enhancing measures for data safety and risk containment.

•
OREO expense for the first three months of 2013 was $0.5 million, consistent with the prior quarter, but increased from minimal amounts in the first quarter of 2012.  This expense fluctuates based on commercial properties held throughout the year.

•
Other operating expense for the first quarter of 2013 decreased to $4.7 million as compared to $6.9 million recorded for the fourth quarter of 2012 and $5.1 million recorded for the first quarter of 2012.  The majority of the decrease over the fourth quarter of 2012 was due to impairment charges and exit related costs recognized in that quarter related to previously announced branch closings scheduled for April 2013.  Other operating expense was lower than first quarter 2012 primarily as a result of a widespread reduction in expenses due to an enhanced emphasis on cost control.

•
Our quarterly efficiency ratio improved to 68.83% for the first quarter of 2013 from 73.39% the fourth quarter of 2012 but increased from 59.79% in the first quarter of 2012.  Efficiency ratios have been influenced throughout the past two years by a number of events (such as our core conversion and branch closures), which have been discussed either above or in previous earnings releases.  The process of examining appropriate avenues to improve efficiency is expected to continue as a focus in future periods.  Peer data from Federal Reserve System sources indicate efficiency ratios for peers averaged between 65% and 67% during 2011 and 2012.

Overview and Strategy:

Recognizing that the banking landscape would rapidly change as our country emerged from a difficult economic cycle, the Company embraced strong measures to position itself for greater opportunities in the future.  We believed that long term success could be best derived from internal reorganization that would make us a better partner to our Pillars – our customers, associates, communities and shareholders.  We are excited to have much of the hard work to rebuild our enterprise behind us and can now see positive momentum increasing around our growing book of commercial loans, assets under care, and core deposit franchise.  We also acknowledge that true progress requires constant adjustment and renewed commitment to our common purpose, and have underscored our unwavering drive for success with the discipline to contain costs.

Our primary markets in stable micro-urban communities of downstate Illinois are distinct from the dense competitive landscapes of Chicago and the smaller rural populations of southern Illinois.  Early economic data for 2013 indicates growth in the median sales price of homes in our markets that exceeds averages statewide.  Home sales were broadly up by double digit percentages.  The payrolls of major employers in Champaign County increased in 2012 and the outlook is favorable for future economic activity according to the Institute of Government & Public Affairs at the University of Illinois. In addition, unemployment is improving in southwest Florida where we have a small but dynamic presence with synergistic ties to our Midwest base of operations.  As our markets strengthen, we aspire to be a versatile financial resource in supporting sustained growth for business and for building broad-based prosperity in our communities.  We live and work side-by-side with our clients in these neighborhoods and towns, and our leaders and associates volunteer thousands of hours annually to hundreds of local philanthropic organizations.

As we continue to focus on low-risk and profitable growth, it is important that we strengthen our customer service.  During 2012, we launched the Net Promoter ® System (NPS) to garner specific, tangible and immediate input on our customers’ experiences with Busey Bank.  Sent to customers via email, our survey is designed to gather feedback that will aid Busey Bank in improving customer relationships.  Information shared by customers with friends and family enhances Busey Bank’s reputation for premier customer service in an authentic and relevant way.  We will continue to use this responsive and personal engagement to further differentiate Busey Bank – strengthening our ability to serve and build solid, lasting relationships with our customers.

Our associates take great pride in recently being named to Forbes list of America’s 100 Most Trustworthy Companies. First Busey Corporation was selected from a base of over 8,000 companies traded on U.S. exchanges using independent, non-traditional risk measures for financial analysis, in order to identify the most transparent companies in the U.S. This ratings process suggests that its 100 Most Trustworthy Companies have consistently demonstrated clear and conservative accounting practices and solid corporate governance, management and board supervision. Additionally, the analysis finds that cost of capital for the most trustworthy companies tends to be lower because their level of transparency is recognized in the marketplace.

With our strong capital position, a stable platform of earnings and an improving credit dynamic, we are actively engaged in growing our Company and communities through both organic and external measures.  We understand there is still great work to be done and embrace the resolve to drive our business in a continually positive direction for the success of our Pillars - our customers, associates, communities and you, our shareholders.

\s\ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

		As of and for Three Months Ended
		March 31,	December 31,	September 30,	March 31,
		2013	2012	2012	2012
EARNINGS & PER SHARE DATA
	Net income	$ 6,433	$ 4,917	$ 4,909	$ 7,643
	Income available to common shareholders2	5,525	4,009	4,000	6,735
	Revenue3	41,224	42,220	40,623	43,578
	Fully-diluted earnings per share	0.06	0.05	0.05	0.08
	Cash dividends paid per share4	-	0.12	0.04	0.04

	Net income by operating segment
	Busey Bank	$ 5,793	$ 4,303	$ 4,642	$ 6,030
	Busey Wealth Management	820	716	780	863
	FirsTech	262	189	237	265

AVERAGE BALANCES
	Assets	$ 3,558,737	$ 3,538,860	$ 3,488,429	$ 3,465,407
	Earning assets	3,288,740	3,259,254	3,204,169	3,183,248
	Deposits	2,928,737	2,887,639	2,866,727	2,815,795
	Interest-bearing liabilities	2,597,596	2,563,375	2,538,168	2,526,097
	Shareholders' equity - common	337,555	343,624	342,833	337,665
	Tangible shareholders' equity - common	304,461	309,719	308,095	301,274

PERFORMANCE RATIOS
	Return on average assets5	0.63%	0.45%	0.46%	0.78%
	Return on average common equity5	6.64%	4.64%	4.64%	8.02%
	Return on average tangible common equity5	7.36%	5.15%	5.16%	8.99%
	Net interest margin5,7	3.10%	3.20%	3.25%	3.31%
	Efficiency ratio6	68.83%	73.39%	71.71%	59.79%
	Non-interest revenue as a % of total revenues3	40.37%	39.30%	37.12%	41.03%

ASSET QUALITY
	Gross loans	$ 2,060,680	$ 2,073,110	$ 2,035,319	$ 2,006,157
	Commercial loans	1,508,068	1,500,921	1,473,450	1,439,395
	Allowance for loan losses	47,773	48,012	49,213	53,835
	Net charge-offs	2,239	4,701	5,153	9,671
	Allowance for loan losses to loans	2.32%	2.32%	2.42%	2.68%
	Allowance as a percentage of non-performing loans	205.87%	189.32%	195.38%	157.75%
	Non-performing loans
	Non-accrual loans	23,001	25,104	25,129	33,763
	Loans 90+ days past due	204	256	59	363
	Geographically
	Illinois/ Indiana	16,458	17,757	17,377	25,675
	Florida	6,747	7,603	7,811	8,451
	Loans 30-89 days past due	7,132	2,285	7,895	15,930
	Other non-performing assets	2,632	3,450	8,486	8,719

1	Results are unaudited except for amounts reported as of December 31, 2012
2	Net income available to common shareholders, net of preferred dividend
3	Total revenue, net of interest expense and security gains
4	The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide stockholders with certainty as to the tax
	treatment of such dividend
5	Annualized and calculated on net income available to common shareholders
6	Net of security gains and losses and intangible charges
7	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets
(In thousands, except per share data1)	March 31,	December 31,	March 31,
	2013	2012	2012
Assets
Cash and due from banks	$447,608	$351,255	$385,124
Investment securities	952,579	1,001,497	940,747
Net loans, including loans held for sale	2,012,907	2,025,098	1,952,322
Premises and equipment	70,136	71,067	69,410
Goodwill and other intangibles	32,606	33,389	35,877
Other assets	132,474	135,750	153,510
Total assets	$3,648,310	$3,618,056	$3,536,990

Liabilities & Shareholders' Equity
Non-interest bearing deposits	$547,226	$611,043	$522,356
Interest-bearing deposits	2,469,719	2,369,249	2,357,871
Total deposits	$3,016,945	$2,980,292	$2,880,227

Securities sold under agreements to repurchase	130,809	139,024	144,709
Long-term debt	6,000	7,000	19,417
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	25,851	27,943	24,971
Total liabilities	$3,234,605	$3,209,259	$3,124,324
Total shareholders' equity	$413,705	$408,797	$412,666
Total liabilities & shareholders' equity	$3,648,310	$3,618,056	$3,536,990

Per Share Data
Book value per common share	$3.93	$3.88	$3.92
Tangible book value per common share2	$3.56	$3.49	$3.51
Ending number of common shares outstanding	86,691	86,671	86,626

1 Unaudited except for amounts reported as of December 31, 2012
2 Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(In thousands, except per share data)	Three Months Ended March 31,
(unaudited)	2013	2012

Interest and fees on loans	$22,961	$25,526
Interest on investment securities	4,154	4,570
Total interest income	$27,115	$30,096

Interest on deposits	2,097	3,748
Interest on short-term borrowings	53	87
Interest on long-term debt	81	226
Junior subordinated debt owed to unconsolidated trusts	301	337
Total interest expense	$2,532	$4,398

Net interest income	$24,583	$25,698
Provision for loan losses	2,000	5,000
Net interest income after provision for loan losses	$22,583	$20,698

Trust fees	5,208	5,195
Commissions and brokers' fees	540	506
Fees for customer services	4,166	4,192
Remittance processing	2,098	2,167
Gain on sales of loans	3,497	2,413
Other	1,132	3,407
Total non-interest income	$16,641	$17,880

Salaries and wages	13,560	12,111
Employee benefits	3,227	2,896
Net occupancy expense	2,182	2,205
Furniture and equipment expense	1,254	1,272
Data processing expense	2,639	2,159
Amortization expense	783	827
Regulatory expense	646	626
OREO expense	543	5
Other operating expenses	4,733	5,101
Total non-interest expense	$29,567	$27,202

Income before income taxes	$9,657	$11,376
Income taxes	3,224	3,733
Net income	$6,433	$7,643
Preferred stock dividends	$908	$908
Income available for common shareholders	$5,525	$6,735

Per Share Data
Basic earnings per common share	$0.06	$0.08
Fully-diluted earnings per common share	$0.06	$0.08
Diluted average common shares outstanding	86,711	86,630

Corporate Profile

First Busey Corporation (NASDAQ: BUSE) is a $3.6 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.6 billion as of March 31, 2013.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of March 31, 2013, Busey Wealth Management managed approximately $4.3 billion in assets.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules proposed by the federal bank regulatory agencies to implement Basel III, the effectiveness of which is currently indefinitely postponed); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.